Exhibit 10.2

Anthony Callini

9 December 2016	Dear Tony,

We are very pleased to offer you a position with Monotype as Executive Vice President, Chief Financial Officer reporting directly to Scott Landers, Chief Executive Officer. We are excited about the talents and abilities you will bring to our organization and believe that this opportunity will provide you with challenges and continuing professional growth.

Compensation

Your compensation package will include:

Base Salary: $13,125.00 paid semi-monthly, which is $315,000 annualized equivalent (based on 24 pay periods).

Annual Bonus:

Beginning in 2017, you will be eligible to participate in our Executive Incentive Compensation Plan, with a target bonus of 55% of your base salary, prorated for your first year of service. Under our bonus plans, no amounts are paid unless company financial goals are met. These goals, and individual targets, are approved annually by our Board of Directors and our Management Development and Compensation Committee.

Equity Award:

Shares of common stock of Monotype Imaging Holdings Inc. trade on Nasdaq under the symbol “TYPE.” You will receive a grant of 40,000 shares subject to the terms of the associated agreement. If you start before the 15th of the month, you will receive your grant on the 15th of that month (the “Grant Date”). If you start on the 15th or after, you will receive your grant on the 15th of the following month (the “Grant Date”) assuming such day is a trading day.

Benefits

Included in the Monotype flexible benefits program are twelve paid company holidays, three discretionary holidays and 20 vacation days per year (pro-rated based on your date of hire). We provide basic term life insurance in the amount of 2 times your annual base salary, short and long term disability in

Monotype Imaging Inc. 600 Unicorn Park Dr Woburn MA 01801 United States	Telephone +1 (781) 970-6020 Emil Human.resources@monotype.com Monotype.com addition to a 401(k) savings plan. Optional insurance benefits include group rate medical and dental coverage for you and your dependents (if applicable), and an optional supplemental life insurance plan which allows you to purchase additional coverage for you, your spouse or domestic partner, and children (if applicable).

Enclosed you will find our benefits summary which provides information concerning our plans and the different options available to you as an employee. All benefits are subject to applicable plan and policy documents.

Special Considerations

This job is contingent upon successful completion of:

Executive Employment Agreement:

Enclosed is Monotype’s form of Executive Employment Agreement detailing further terms of employment including Confidentiality, Non-Competition, Non-Solicitation, Indemnification, Termination and Termination Benefits.

Background Check:

Due to the nature of the position you will be required to complete a background check. You will receive an email from our background check vendor, Sterling, with instructions to complete the process. Please respond to this request at your absolute earliest convenience in order to ensure quick turnaround and so that it does not affect your anticipated start date.

Employment Eligibility Verification (I9):

As specified by the Immigration Reform and Control Act of 1986, you will need to furnish proof of your identity as well as evidence of your eligibility to work in the United States. If you have any questions regarding the type of documentation required, please let me know.

Confidentiality and Assignment Agreement: You will be required to sign a copy of the enclosed Monotype employee Confidentiality and Assignment Agreement.

Your employment with Monotype will be “at will,” meaning that you or Monotype may end your employment at any time and for any reason.

Please acknowledge your acceptance of this offer of employment by signing this offer letter and returning it to me by December 13, 2016. You may scan and email your signed offer letter directly to me at jennifer.peterson@Monotype.com.

Monotype Imaging Inc. 600 Unicorn Park Dr Woburn MA 01801 United States	Telephone +1 (781) 970-6020 Emil Human.resources@monotype.com Monotype.com

We are excited to welcome you to the Monotype team, and look forward to mutual success. If you should have any questions regarding this offer, please contact me at (617) 548-6403.

Best regards,

/s/ Jennifer Peterson
Jennifer Peterson Senior Vice President, Human Resources Monotype

AGREED AND ACCEPTED

/s/ Anthony Callini	December 12, 2016
Signature	Date

Monotype Imaging Inc. 600 Unicorn Park Dr Woburn MA 01801 United States	Telephone +1 (781) 970-6020 Emil Human.resources@monotype.com Monotype.com